Exhibit 99.1

Coach Reports First Quarter Earnings of $0.73, up 16%; on 15% Sales Gain

NEW YORK--(BUSINESS WIRE)--October 25, 2011--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today reported sales of $1.05 billion for its first fiscal quarter ended October 1, 2011, compared with $912 million reported in the same period of the prior year, an increase of 15%. Net income for the quarter totaled $215 million, with earnings per diluted share of $0.73. This compared to net income of $189 million and earnings per share of $0.63 in the prior year’s first quarter, representing increases of 14% and 16%, respectively.

Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, “Our strong results this quarter once again reflect the strength of our brand proposition and the vitality of the category, as our customers look to update their wardrobes through our lifestyle accessories offering. In North America, we are continuing to grow our share of an expanding market, while in developing geographies we are leveraging the inherent opportunity, investing in distribution and marketing initiatives. Given the current momentum of our business, strength of our product pipeline, breadth of our assortment and shoppers’ strong interest in accessories for gifts and self-purchase, Coach is clearly well positioned for another excellent holiday season.”

For the quarter, operating income totaled $322 million, up 13% from the $286 million reported in the comparable year-ago period, while operating margin was 30.7% versus 31.3% reported for the prior year. During the quarter, gross profit rose 13% to $765 million from $676 million a year ago. As expected, gross margin expanded sequentially from the 71.8% recorded in the fourth quarter to 72.8%, compared with 74.2% a year ago. SG&A expenses as a percentage of net sales totaled 42.1%, as compared to 42.8% reported in the year-ago quarter.

The company also announced that during the first fiscal quarter, it repurchased and retired nearly 1.1 million shares of its common stock at an average cost of $55.30, spending a total of $59 million. At the end of the period, approximately $900 million remained under the company’s present repurchase authorization.

First fiscal quarter sales results in each of Coach’s primary channels of distribution were as follows:

  Direct-to-consumer sales, which now include our Singapore business, increased 17%, to $910 million from $777 million last year, on a comparable basis. North American comparable store sales rose 9.2% for the quarter. In Japan, sales rose 1% on a constant-currency basis, while dollar sales rose 10%, adjusted for a stronger yen. China results continued very strong, with comparable store sales rising at a double-digit rate.
  Indirect sales increased 4% to $140 million in the first quarter from the $134 million reported for the prior year on a comparable basis. This gain reflected modest growth in shipments into international wholesale and U.S. department stores. At POS, international sales rose significantly while U.S. department store sales also increased on a year-over-year basis in the quarter.

During the first quarter of fiscal 2012 in North America the company opened two retail stores – including one dedicated Men’s store – while it also closed two locations. In addition, nine factory stores were opened including one traditional location and eight Men’s factory stores. This brought the total to 345 retail stores and 152 factory stores as of October 1, 2011. In Japan, Coach opened two net new locations, bringing the total to 178 at the end of the quarter. The company also opened four net new locations in Mainland China and one in Macau, taking the China total to 71.

Mr. Frankfort added, “We continue to focus on growing our women’s business in North America, leveraging the global opportunity for the brand and tapping into the large and growing Men’s category. Over the last several months, we have experienced excellent response to our new Men’s products – both in dedicated stores and in dual-gender locations - as we capitalize on our long-standing heritage in this business.”

“We are also particularly pleased with results in our directly-operated international businesses, as China continues to thrive. We are now targeting to achieve at least $300 million in sales this year, the top end of the range we articulated in August. In addition, during the quarter, we took control of our domestic retail business in Singapore. Consistent with our strategy of directly operating select Asian markets, we’re pleased to announce that we’ve reached an agreement to take control of our domestic retail business in Taiwan, with the transition expected in early January. And, as previously discussed, we will be acquiring our Malaysian retail business next July.”

“Our first quarter results reflect the successful execution of our global initiatives. We remain confident in our ability to deliver double-digit sales and earnings growth during our planning horizon given the strength of the Coach brand and our increasing global expansion,” Mr. Frankfort concluded.

Coach will host a conference call to review first fiscal quarter results at 8:30 a.m. (ET) today, October 25, 2011. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, SVP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.

Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women’s and men’s small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear, fragrance, jewelry and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. Coach’s shares are traded on the New York Stock Exchange under the symbol COH.

This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," “ability to deliver,” "continue," "project," "guidance," “target,” "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach’s latest Annual Report on Form 10-K for a complete list of risk factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters Ended October 1, 2011 and October 2, 2010
(in thousands, except per share data)
(unaudited)

	QUARTER ENDED
	October 1, 2011	October 2, 2010

Net sales	$1,050,359	$911,669

Cost of sales	285,706	235,498

Gross profit	764,653	676,171

Selling, general and
administrative expenses	442,687	390,511

Operating income	321,966	285,660

Interest income, net	114	248

Other expense	(1,476)	(810)

Income before provision for income taxes	320,604	285,098

Provision for income taxes	105,621	96,222

Net income	$214,983	$188,876

Net income per share

Basic	$0.74	$0.64

Diluted	$0.73	$0.63

Shares used in computing
net income per share

Basic	289,778	296,304

Diluted	296,068	301,249

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At October 1, 2011, July 2, 2011 and October 2, 2010
(in thousands)
(unaudited)

	October 1,	July 2,	October 2,
	2011	2011	2010
ASSETS

Cash, cash equivalents and short term investments	$847,975	$702,038	$711,963
Receivables	153,061	142,898	133,173
Inventories	519,586	421,831	458,920
Other current assets	168,526	185,621	121,194

Total current assets	1,689,148	1,452,388	1,425,250

Property and equipment, net	586,914	582,348	546,246
Other noncurrent assets	602,016	600,380	638,334

Total assets	$2,878,078	$2,635,116	$2,609,830

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$144,244	$118,612	$105,448
Accrued liabilities	486,329	473,610	463,453
Current portion of long-term debt	800	795	750

Total current liabilities	631,373	593,017	569,651

Long-term debt	23,264	23,360	24,064
Other liabilities	406,938	406,170	433,442

Stockholders' equity	1,816,503	1,612,569	1,582,673

Total liabilities and stockholders' equity	$2,878,078	$2,635,116	$2,609,830

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
SVP Investor Relations & Corporate Communications